OFFICE SPACE LEASE

for

by and between

DEERFIELD CORPORATE CENTER I ASSOCIATES, L.P.
(as Landlord)

and

USA TECHNOLOGIES, INC.
(as Tenant)

Date: March 28 2003

Suite 140

TABLE OF CONTENTS

Page

Page

THIS LEASE (the "Lease") is made the 28th day of March, 2003 between DEERFIELD CORPORATE CENTER I ASSOCIATES, L.P. (herein referred to as "Landlord") whose address is c/o O'Neill Properties Group, 700 South Henderson Road, Suite 225, King of Prussia, PA 19406, and USA TECHNOLOGIES, INC. (herein referred to as "Tenant") whose address is 200 Plant Avenue, Wayne, PA 19087.

PREAMBLE

BASIC LEASE PROVISIONS AND DEFINITIONS

In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have only the meanings set forth in this Section, unless such meanings are expressly modified, limited or expanded elsewhere in this Lease.

A. **ADDITIONAL RENT** shall mean all sums in addition to Fixed Basic Rent payable by Tenant to Landlord or to third parties pursuant to the provisions of the Lease.

B. **ASSOCIATION** shall mean the Deerfield Center Condominium Association formed pursuant to the Declaration of Condominium.

C. **BROKER(S)** shall mean Strategic Realty Investments, L.L.C. and Corporate Realty Solutions, Inc.

D. **BUILDING** shall mean the building known as Unit A containing approximately eighty nine thousand nine hundred twelve (89,912) rentable square feet of space as set forth on Exhibit C and located in Deerfield Corporate Center on the Property.

E. **BUILDING HOLIDAYS** shall be those holidays listed on Exhibit E.

F. **COMMON AREAS** shall mean those areas shown as common elements on the Plat Plan.

G. **COMMENCEMENT DATE** shall mean January 1, 2004.

H. **DECLARATION OF CONDOMINIUM** shall mean shall mean the Declaration of Condominium of Deerfield Center, A Condominium dated December 18, 2001 and recorded in the Land Records of Chester County in Book ________, at page _______, et seq.

I. **EXHIBITS** shall be the following, attached to this Lease and incorporated in this Lease and made a part of this Lease:

Exhibit A	Premises
Exhibit B	Legal Description of Property
Exhibit C	Building Measurement
Exhibit D	Work Letter
Exhibit E	Building Holidays
Exhibit F	Janitorial Specifications
Exhibit G	Rules and Regulations

Exhibit H	Tenant Estoppel Certificate
Exhibit I	Confirmation of Lease Term

J. **FIXED BASIC RENT** shall be calculated and payable as follows, subject to Landlord's confirmation and adjustment of the rentable square feet contained within the Premises and as adjusted in accordance with Section 6:

Month of the Term	Rentable Square Feet	Rent Per Rentable Square Foot	Annual Fixed Basic Rent	Monthly Fixed Basic Rent
1/1/04 – 12/31/04	12,864	$23.00	$295,872.00	$24,656.00
1/1/04 – 12/31/05	12,864	$23.50	$302,304.00	$25,192.00
1/1/05 – 12/31/06	12,864	$24.00	$308,736.00	$25,728.00
1/1/06 – 12/31/07	12,864	$24.50	$315,168.00	$26,264.00
1/1/07 – 12/31/08	12,864	$25.00	$321,600.00	$26,800.00

K. **OPERATING EXPENSES STOP** shall mean the sum of Four and 50/100 Dollars ($4.50) per rentable square foot of the Premises.

L. **PERMITTED USE** shall be for general office use, research and development for Tenant's hardware and software products including assembly, inspection, configuration, testing and warranty repairs of the Tenant's products (both hardware and software) and ancillary uses and for no other purpose, subject to all applicable laws and all rules and regulations of the Building, the Declaration of Condominium and insurers of the Building.

M. **PLAT PLAN** shall mean the Condominium Plats and Plans of Deerfield Center, a Condominium, prepared by Momenee and Associates, Inc. dated December 17, 2001 and recorded in the Land Records of Chester County in Plan Book _____, at page __________.

N. **PREMISES** shall be approximately twelve thousand eight hundred sixty four (12,864) rentable square feet on the first level of the Building as set forth on Exhibit A such measurement to be subject to final confirmation and adjustment by Landlord's architect after receipt and approval of final plans for the Premises.

O. **PROPERTY** shall mean the Building and the lot, tract or parcel of land on which the Building is situated and all improvements thereto as more particularly described on Exhibit B attached hereto.

P. **SECURITY DEPOSIT** shall be 70,000 shares of Jubilee Investment Trust plc ("Jubilee Shares") with an aggregate value of no less than One Hundred Thousand Dollars (U.S. $100,000) which shall be held in accordance with Section 41 of the Lease.

Q. **TARGET DATE** shall be May 16, 2003.

R. **<u>TENANT'S PROPORTIONATE SHARE</u>** shall mean 14.307 percent, subject to Landlord's confirmation and adjustment of the rentable square feet contained within the Premises.

S. **<u>TERM</u>** shall mean the period of time commencing on the Delivery Date (as defined in Section 4 of the Lease) and ending on the date which is five (5) years following the Commencement Date, plus the number of days remaining in the calendar month in which such date occurs unless otherwise terminated or extended pursuant to the terms of this Lease.

For and in consideration of the covenants contained in this Lease, and upon the terms and conditions set forth in this Lease, Landlord and Tenant, intending to be legally bound, agree as follows:

1. **Definitions.** The definitions set forth in the preceding Preamble shall apply to the same capitalized terms appearing in this Lease. Additional definitions are contained in Section 47 and throughout this Lease.

2. **Premises.** Landlord hereby demises and leases the Premises to Tenant and Tenant hereby leases and takes the Premises from Landlord for the Term and upon the terms, covenants, conditions, and provisions set forth in this Lease, including the Preamble (this "Lease"). The Tenant's interest in the Premises as tenant shall include the right, in common with Landlord and other occupants of the Building and the Property, to use driveways, sidewalks, loading and parking areas, lobbies, hallways, Common Areas and other facilities which are located within the Property and which are designated by Landlord or the Association from time to time for the use of all of the tenants of the Building and the Property (the "Common Facilities").

3. **Completion of Premises.** The Premises shall be completed in accordance with the Work Letter attached hereto as Exhibit D. If the Premises are not Substantially Completed (as defined in the Work Letter) and delivered to the Tenant on or before the Target Date for any reason, whether or not within Landlord's control, and except as provided in Section 4 below, Landlord shall not be subject to any liability to Tenant and no such failure to deliver the Premises by the Target Date or any other date shall in any respect affect the validity or continuance of this Lease of any obligation of Tenant hereunder or extend the Term.

4. **Commencement Date.** The Term shall commence on the date (the "Delivery Date") which is the first to occur of (a) the date the Premises are Substantially Completed or (b) the date on which the Premises are actually occupied by Tenant with the Landlord's permission. Notwithstanding the foregoing, in the event the Premises are not Substantially Completed on or before the Target Date due in part or in whole to a Tenant Delay (as defined in the Work Letter), then upon the Delivery Date Tenant shall pay to Landlord the sum of 1/365 of the Fixed Basic Rent and Additional Rent during the first full year of the Term (after any period of free Rent) multiplied by the aggregate number of days of such Tenant Delay. Notwithstanding the foregoing, in the event the Premises are not Substantially Completed on or before June 1, 2003 (as such date may be extended by up to five (5) days in accordance with Section 4(c) of the Work Letter) not due to a Tenant Delay, as defined in the Work Letter, then upon the Delivery Date Tenant shall receive an abatement of Fixed Basic Rent and Additional Rent from Landlord equal to the sum of 1/365 of the Fixed Basic Rent and Additional Rent during the first full calendar year of the Term multiplied by the aggregate number of days of such delay commencing with June 1, 2003 or such later date as provided by Section 4(c) of the Work Letter. Upon Landlord's request, Tenant shall execute the Confirmation of Lease Term attached hereto as Exhibit I.

5. **Use of Premises.** Tenant shall occupy the Premises throughout the Term and shall use the same for, and only for, the Permitted Use specified in the Preamble. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or odors and shall not interfere with other tenants or those having business with them. Tenant shall keep all mechanical apparatus in the

Premises free of vibration and noise which may be transmitted beyond the limits of the Premises. Tenant's use of the Premises shall the include the exclusive right to use the loading ramp directly serving its Premises through double doors (the "Loading Ramp"). Tenant shall not overload any floor or part thereof in the Premises or the Building, including any public corridors or elevators therein.

6. Fixed Basic Rent. Commencing on the Commencement Date, Tenant shall pay, throughout the Term, the annual Fixed Basic Rent in the amount specified in the Preamble, without notice or demand and without setoff or deduction, in equal monthly installments equal to one-twelfth of the annual Fixed Basic Rent (specified as Monthly Installments in the Preamble), in advance, on the first day of each calendar month during the Term. If the Commencement Date falls on a day other than the first day of a calendar month, the Fixed Basic Rent shall be due and payable for such month, apportioned on a per diem basis for the period between the Commencement Date and the first day of the next first full calendar month in the Term and such apportioned sum shall be paid on the Commencement Date. Notwithstanding anything else set forth herein, and subject to the provisions of Section 4 above, Tenant shall not pay to Landlord any Fixed Basic Rent or Additional Rent whatsoever, other than for the costs of utilities pursuant to Section 12 of this Lease, for or on account of the period of time commencing on the Delivery Date and ending on the Commencement Date.

7. Real Estate Taxes and Operating Expenses

a) Definitions. The following terms shall be defined as hereinafter provided:

(i) "Real Estate Taxes" shall mean all taxes, liens, charges, imposts and assessments of every kind and nature, ordinary or extraordinary, foreseen or unforeseen, general or special, levied, assessed or imposed by any governmental authority with respect to the Property, as well as all fees or assessments payable on account of the Property being located in any special services district. Notwithstanding the foregoing:

(1) if at any time during the Term the present system of ad valorem taxation of real property shall be changed or supplemented so that in lieu of or in addition to the ad valorem tax on real property there shall be assessed on Landlord or the Property any tax of any nature which is imposed in whole or in part, in substitution for, addition to, or in lieu of any tax which would otherwise constitute a Real Estate Tax, such tax shall be included within the term "Real Estate Taxes," but only to the extent that the same would be payable if the Property were the only property of Landlord. Such tax may include, but shall not be limited to, a capital levy or other tax on the gross rents or gross receipts with respect to the Property, or a federal, state, county, municipal or other local income, franchise, profit, excise or similar tax, assessment, levy or charge measured by or based, in whole or in part, upon any such gross rents or gross receipts;

(2) Real Estate Taxes shall also encompass all of Landlord's expenses, including but not limited to reasonable attorney's fees and expenses, incurred by Landlord in any effort to minimize Real Estate Taxes whether by contesting proposed increases in assessments, applying for the benefit of any tax abatement program available for the Property, appealing the denial of any such tax abatement, or contesting any challenge to the validity of any tax

abatement program or its applicability to the Property or by any other means or procedures appropriate in the circumstances; provided, however, that under no circumstances shall Landlord have any obligation to undertake any contest, appeal or other procedure to minimize Real Estate Taxes or to obtain or maintain the benefits of any tax abatement program for the Property; and

(3) except as otherwise provided in Subsection 7(a)(i)(1) above, there shall be excluded from Real Estate Taxes all net income, excess profit, excise, franchise, estate, succession and inheritance taxes, penalties due to Landlord's lateness or failure to pay taxes when due and transfer taxes imposed on Landlord.

(ii) "Operating Expenses" shall mean

(1) the expenses incurred by Landlord in connection with the operation, repair, maintenance, protection and management of the Property, including by way of example rather than of limitation, the following:

(a) Wages, salaries, fees and other compensation and payments, payroll taxes, contributions to any social security, unemployment insurance, welfare, pension or similar fund and payments for other fringe benefits made to or on behalf of any and all employees of Landlord to the extent performing services rendered in connection with the operation, repair, maintenance, protection and management of the Property, including, without limitation: elevator operators; elevator starters; window cleaners; porters; janitors; maids; miscellaneous handymen; watchmen; persons engaged in patrolling and protecting the Property; carpenters; engineers; firemen; mechanics; electricians; plumbers; landscapers; insurance risk managers; building superintendent and assistants; property manager; and clerical and administrative personnel. Landlord may contract for any of the foregoing to be performed by independent contractors, in which event all sums paid to such independent contractors shall be included within Operating Expenses pursuant to Subsection 7(a)(ii)(1)(r) below.

(b) The cost of employee uniforms, and the cleaning, pressing and repair thereof.

(c) Cleaning costs for the Property, including the facade, windows and sidewalks, all costs for snow and rubbish removal and the costs of all labor, supplies, equipment and materials incidental to such cleaning.

(d) Premiums and other charges incurred by Landlord with respect to all insurance relating to the Property and the operation and maintenance thereof, including without limitation: all risk of physical damage or fire and extended coverage insurance; public liability insurance; elevator insurance; workmen's compensation insurance; boiler and machinery insurance; sprinkler leakage insurance; rent insurance; and health, accident and group life insurance for employees.

(e) The cost of heat, electricity, gas, water, sewer and all other utility services, servicing the Building generally to the extent not billed directly to Tenant in accordance with Section 12(a) below.

(f) Costs incurred for operation, service, maintenance, inspection, repairs and alterations of the Property, including the heating, air-conditioning, ventilating, plumbing, outdoor underground heating coils, electrical and elevator systems of the Building and the costs of labor, materials, supplies and equipment used in connection with all of the aforesaid items.

(g) Sales and excise taxes and the like upon any of the expenses enumerated herein.

(h) Management fees of the managing agent for the Building, if any.

(i) The cost of tools, equipment and supplies and any replacement thereof reasonably necessary for maintenance, repair, protection, management and operation of the Property.

(j) The cost of repainting or otherwise redecorating any part of the Building other than premises demised to tenants in the Building, and the cost of displays or decorations for the lobby, balconies and other public portions of the Property.

(k) The cost of telephone, telecopier and courier services, postage and delivery charges, office supplies, maintenance and repair of office equipment, and similar costs.

(l) The cost of licenses, permits and similar fees and charges.

(m) Auditing and accounting fees including accounting fees incurred in connection with the preparation and certification of the Tax Statements and the Operating Expense Statements.

(n) All costs incurred by Landlord to comply with governmental requirements, whether federal, state or municipal which first take effect after the Commencement Date.

(o) All costs and expenses associated with the acquisition and installation of any energy or cost saving devices, but only to the extent of anticipated savings.

(p) Real Estate Taxes, as defined above.

(q) All that portion of and privilege tax which is based upon gross "receipts" with respect to the Property and not upon "net income" with respect to the Property, any income or gross receipts tax which is limited to income from real property, miscellaneous taxes (other than Real Estate Taxes) applicable to or assessed by reason of the ownership of the Property and any taxes imposed on personal property in the Building owned by Landlord and used in connection with the Property.

(r) Cost of independent contractors performing services, including, but not limited to, cleaning, janitorial, window-washing, rubbish removal, security, landscaping,

snow and ice removal services, electrical, painting, plumbing, elevator, heating, ventilation and air conditioning maintenance and repair and all fees due such independent contractors.

(s) Reasonable legal fees with respect to the Property other than those incurred in the negotiation or enforcement of tenant leases.

(t) Capital expenditures necessitated by casualties to the extent same are not covered by insurance.

(u) Any and all other expenditures of Landlord, including all repairs, replacements and improvements which are appropriate for the continued operation of the Building as a first class building (including capital expenditures), which are properly expensed in accordance with generally applied real estate accounting practices consistently applied with respect to the operation, repair, maintenance, protection and management of first-class office buildings in the locality of the Building.

(v) If Landlord shall purchase any item of capital equipment or make any capital expenditure as described in Subsections 7(a)(ii)(1)(n), or 7(a)(ii)(1)(o) above (jointly the "Capital Expenditures") then the costs for same shall be amortized on a straight line basis beginning in the year of installation and continuing for the useful life thereof, but not more than twenty (20) years, or such shorter time as may be hereinafter provided, with a per annum interest factor equal to the rate of Interest on the date of purchase of any item described in Subsections 7(a)(ii)(1)(n), or 7(a)(ii)(1)(o) above. The amount of amortization for such costs shall be included in Operating Expenses for each Operating Year to which the amortization relates. Tenant agrees that the determination by Landlord's accountants of the useful life of the subject of such Capital Expenditures shall be binding on Tenant. If Landlord shall lease such items of capital equipment, then the lease shall be included in Operating Expenses for each Operating Year in which they are incurred. Notwithstanding the foregoing, if Landlord shall effectuate savings in labor or energy related costs as a result of the installation of new devices or equipment, then Landlord shall, in lieu of the above, include up to the full amount of any such savings in each Operating Year (beginning with the Operating Year in which the equipment is placed in service) as an Operating Expense until Landlord has recovered thereby the cost of installation of said devices or equipment and interest thereon as above provided, even if the result of such application will result in the amortization of such costs over a period shorter than the useful life of such installation. Landlord shall notify Tenant in writing if Landlord applies such savings to the cost of such equipment and shall include a statement of the amount of such savings in the Operating Expense Statement for each applicable Operating Year. Operating Expenses shall thereafter be reduced by the amount of any previous capital expenditures included therein expensed pursuant to this Subsection 7(a)(ii)(1)(v) when such amortization has been completed.

(w) Any expenses, costs or assessments assessed against or allocated to the Building or Premises pursuant to the terms of the Declaration of Condominium in connection with the ownership, operation and maintenance of the Property.

(2) Operating Expenses shall be "net" and, for that purpose, shall be reduced by the amounts of any reimbursement or credit received by Landlord with respect to an

item of cost that is included within Operating Expenses (other than reimbursements to Landlord by tenants of the Building pursuant either to operating expense provisions of any lease or separate contractual arrangements).

(3) With respect to the second (2nd) Operating Year during the Term and thereafter throughout the Term, Operating Expenses (exclusive of Real Estate Taxes, the cost of insurance and the cost of snow and ice removal) shall not be greater than one hundred and five percent (105%) of the Operating Expenses (exclusive of Real Estate Taxes, the cost of insurance and the cost of snow and ice removal) for the preceding Operating Year.

(4) In determining Operating Expenses for any Operating Year, including the Operating Expenses Base Year, during which less than one hundred percent (100%) of the rentable area of the Building shall have been occupied by tenants for more than thirty (30) days during such year, the actual Operating Expenses for such year that vary with occupancy and use shall be increased to the amount which normally would have been incurred for such Operating Year had such occupancy of the Building been one hundred percent (100%) throughout such Operating Year, as reasonably determined by Landlord. Notwithstanding the foregoing, in no event shall Landlord receive more than one hundred percent (100%) of the Building's actual Operating Expenses as a result of the operation of this Subsection 7(a)(ii)(4) or otherwise.

(5) Notwithstanding the provisions of Section 7(a)(ii)(1), "Operating Expenses" shall not include expenditures for any of the following:

(a) Any capital addition made to the Building, including the cost to prepare space for occupancy by a new tenant, except as set forth in Subsections 7(a)(ii)(1)(n), or 7(a)(ii)(1)(o) above.

(b) Repairs or other work occasioned by fire, windstorm or other insured casualty or hazard, to the extent that Landlord shall receive proceeds of such insurance.

(c) Leasing commissions and advertising expenses incurred in leasing or procuring new tenants.

(d) Repairs or rebuilding necessitated by condemnation to the extent that Landlord has received condemnation proceeds for such repairs or rebuilding.

(e) Depreciation and amortization of the Building, other than as permitted pursuant to Subsection 7(a)(ii)(1)(v).

(f) The salaries and benefits of executive officers of Landlord, if any, and Landlord's general corporate overhead relating solely to the internal organization and function of Landlord as a business entity, as opposed to the operation, management, maintenance, repair and security of the Property.

(g) Debt service payments on any indebtedness applicable to the Property, including any mortgage debt.

(h) Costs and expenses of special services rendered to particular tenants of the Property or that exclusively benefit another tenant or tenants of the Property, and which are of a type or quantity which Tenant is not entitled to receive (and does not receive).

(i) Any costs or penalties paid by Landlord due to the violation by Landlord of the terms of any lease pertaining to the Property.

(j) Allowances and other costs and expenses incurred in fixturing, furnishing, renovating, or otherwise improving, decorating or redecorating space for tenants or prospective tenants of the Building, or vacant leasable space in the Building.

(iii) "Operating Year" shall mean each calendar year, or such other period of twelve (12) months as hereafter may be reasonably adopted by Landlord as its fiscal year, occurring either in whole or in part during the Term.

(iv) "Operating Expense Statement" shall mean a statement provided by Landlord, setting forth in reasonable detail: (a) the Operating Expenses for the Operating Year (or portion thereof if less than a full Operating Year) immediately preceding the Operating Year in which the statement is issued, reasonably detailed by major categories, (b) the Tenant's Expense Payment (defined in Subsection 7(b)) for such preceding Operating Year, prorated if only a part of the Operating Year falls within the Term, (c) the amount of payments made by Tenant on account of the Tenant's Expense Payment during such preceding Operating Year, (d) the amount of payments of the Monthly Operating Expense Estimate (defined in Subsection 7(b)(i)(1)) made to date by Tenant in the Operating Year in which the Expense Statement is issued, and (e) the Monthly Operating Expense Estimate for the Operating Year in which the Operating Expense Statement is issued.

(v) "Monthly Operating Expense Estimate" shall have the meaning specified in Subsection 7(b)(i)(1) hereof.

b) **Tenant's Expense Payment.** Commencing on the Commencement Date, Tenant shall pay to Landlord as Additional Rent hereunder an amount equal to Tenant's Proportionate Share of the total dollar excess, if any, in Operating Expenses for such Operating Year over the Operating Expenses Stop ("Tenant's Expense Payment"). For any portion of an Operating Year less than a full twelve (12) month period occurring within the Term, Tenant's Expense Payment shall be prorated on a per diem basis.

(i) Such Additional Rent shall be paid (or credited) in the following manner:

(1) Beginning on the Commencement Date, and continuing thereafter during each Operating Year during the Term on the first day of each month until receipt of the next Operating Expense Statement, Tenant will pay Landlord an amount set by Landlord sufficient to pay Landlord's estimate (reasonably based on the actual Operating Expenses for the preceding Operating Year and Landlord's projections of any anticipated increases or decreases thereof) of Tenant's Expense Payment for the current Operating Year (or remaining portion thereof) (the "Monthly Operating Expense Estimate"). The Monthly Operating Expense Estimate for a period less than a full calendar month shall be duly prorated.

(2) Following the end of each Operating Year, Landlord shall furnish Tenant an Operating Expense Statement setting forth the information described in Subsection 7(a)(iv) above. Within fifteen (15) days following the receipt of such Operating Expense Statement (the "Expense Share Date") Tenant shall pay to Landlord: (i) the amount by which the Tenant's Expense Payment for the Operating Year (or portion thereof) covered by the Operating Expense Statement exceeds the aggregate of Monthly Operating Expense Estimates paid by Tenant with respect to such Operating Year (or portion thereof); and (ii) the amount by which the Monthly Operating Expense Estimate for the current Operating Year as shown on the Operating Expense Statement multiplied by the number of months elapsed to date in the current Operating Year (including the month in which payment is made) exceeds the aggregate amount of payments of the Monthly Operating Expense Estimate theretofore made in the Operating Year in which the Operating Expense Statement is issued. Landlord shall diligently endeavor to furnish Tenant an Operating Expense Statement not later than one hundred and fifty (150) days following the end of each Operating Year.

(3) On the first day of the first month following receipt by Tenant of any annual Operating Expense Statement and continuing thereafter on the first day of each succeeding month until the issuance of the next ensuing Operating Expense Statement, Tenant shall pay Landlord the amount of the Monthly Operating Expense Estimate shown on the Operating Expense Statement.

(4) If on any Expense Share Date Tenant's payments of the installments of the Monthly Operating Expense Estimate for the preceding year's Operating Expenses are greater than Tenant's Expense Payment for such preceding Operating Year, Landlord shall credit Tenant with any excess, which credit may be offset by Tenant against next due installments of Rent. If the Term expires prior to the Expense Share Date for the applicable Operating Year and if Tenant's payments of Monthly Operating Expense Estimate either exceed or are less than Tenant's Expense Payment, Landlord shall send the Operating Expense Statement to Tenant, and an appropriate payment from Tenant to Landlord or refund from Landlord to Tenant shall be made on the Expense Share Date. The provisions of this Subsection 7(b)(i)(4) shall remain in effect notwithstanding any termination of this Lease; provided however, that if upon termination of this Lease Tenant owes Landlord any sums under this Lease (for Rent or otherwise), Landlord shall have the right to reduce the amount of any refund due Tenant under this Section 7(b)(i)(4) against such sums owed by Tenant to Landlord.

(ii) Any Operating Expense Statement or other notice from Landlord pursuant to this Section 7 shall be deemed approved by Tenant as correct unless, within ninety (90) days after the furnishing thereof, Tenant shall notify Landlord in writing that it desires to audit Landlord's determination of Operating Expenses as provided Subsection 7(c) below. Notwithstanding any dispute concerning any Operating Expense Statement or other notice, Tenant shall continue to make payments in accordance with said Operating Expense Statement or other notice pending the resolution of such dispute.

c) **Tenant's Personalty.** Tenant shall pay all taxes imposed upon Tenant's furnishings, trade fixtures, equipment or other personal property.

8. Intentionally Omitted.

9. Interest and Late Charge. Landlord may charge a late payment charge of five percent (5%) of any installment of Fixed Basic Rent or Additional Rent that is not paid within ten (10) days of the due date thereof. Any amount due from Tenant to Landlord which is not paid when due shall bear interest ("Interest") at an interest rate equal to the Prime Rate published from time to time in the Money Rates column of the Wall Street Journal plus 2% (or, if lower, the highest rate then allowed under the usury laws of the Commonwealth of Pennsylvania) from the date due until the date paid. The right of Landlord to charge a late charge and interest with respect to past due installments of Fixed Basic Rent and Additional Rent is in addition to Landlord's rights and remedies upon an event of default.

10. Insurance.

a) **Tenant's Insurance.**

(i) Tenant covenants and represents, such covenants and representations being specifically designed to induce Landlord to execute this Lease, that during the entire Term, at its sole cost and expense, Tenant shall obtain, maintain and keep in full force and effect the following insurance:

(1) "All Risk" property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as are now, or hereafter may be, included in a standard extended coverage endorsement from time to time in general use in the Commonwealth of Pennsylvania upon property of every description and kind owned by Tenant and or under Tenant's care, custody or control located in the Building, the Property or within the Premises or for which Tenant is legally liable or installed by or on behalf of Tenant, including by way of example and not by way of limitation, furniture, fixtures, fittings, installations and any other personal property (but excluding the work done by Landlord in connection with Exhibit D which is owned by Landlord) in an amount equal to the full replacement cost thereof.

(2) Commercial General Liability Insurance coverage to include personal injury, bodily injury, broad form property damage, operations hazard, owner's protective coverage, contractual liability, products and completed operations liability naming Landlord and Landlord's mortgagee or trust deed holder and ground lessors (if any) as additional named insureds in limits of not less than One Million Dollars ($1,000,000.00).

(3) Business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or assumed by Tenant pursuant to this Lease or attributable to prevention or denial of access to the Premises or Building as a result of such perils.

(4) Workers' Compensation insurance in form and amount as required by law.

(5) Any other form or forms of insurance or any increase in the limits of any of the aforesaid enumerated coverages or other forms of insurance as Landlord or the mortgagees or ground lessors (if any) of Landlord may reasonably require from time to time if in the reasonable opinion of Landlord or said mortgagees or ground lessors said coverage and/or

limits become inadequate or less than that commonly maintained by prudent tenants in similar buildings in the area by tenants making similar uses.

(ii) All property insurance policies shall be taken out with insurers rated A+XV (or if such ratings are not in effect, the equivalent thereof) by Best Rating Service, or any successor thereto (or if there be none, an organization having a National reputation) who are licensed to do business in the state in which the Property is located and shall be in form satisfactory from time to time to Landlord. A policy or certificate evidencing such insurance together with a paid bill shall be delivered to Landlord not less than fifteen (15) days prior to the Commencement Date hereof. Such insurance policy or certificate will provide an undertaking by the insurers to notify Landlord and the mortgagees or ground lessors (if any) of Landlord in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation, or other termination thereof. Should a certificate of insurance initially be provided a policy shall be furnished by Tenant within thirty (30) days of the Commencement Date. The aforesaid insurance shall be written with no deductible.

(iii) In the event of damage to or destruction of the Building and/or Premises entitling Landlord or Tenant to terminate this Lease pursuant to Section 15 of this Lease, and if this Lease be so terminated, Tenant shall immediately pay to Landlord all of its insurance proceeds, if any, relating to the leasehold improvements and alterations (but not Tenant's trade fixtures, equipment, furniture or other personal property of Tenant in the Premises) which have become Landlord's property on installation or would have become Landlord's property at the Term's expiration or sooner termination. If the termination of the Lease, at Landlord's election, is due to damage to the Building, and if the Premises have not been so damaged, Tenant will deliver to Landlord, in accordance with the provisions of this Lease, the improvements and alterations to the Premises which have become an installation or would have become at the Term's expiration, Landlord's property.

(iv) Tenant agrees that it will not keep or use or offer for sale (if sales of goods is a permitted use pursuant to this Lease) in or upon the Premises or within the Property any article which may be prohibited by any insurance policy in force from time to time covering the Property or Premises. In the event Tenant's occupancy or conduct of business in or on the Premises or Property, whether or not Landlord has consented to the same, results in any increase in premiums for insurance carried from time to time by Landlord with respect to the Building, the Property or the Premises, Tenant shall pay such increase in premiums as Additional Rent within ten (10) days after being billed therefor by Landlord. In determining whether increased premiums are a result of Tenant's use and occupancy a schedule issued by the organization computing the insurance rate on the Property or Premises showing the components of such rate shall be conclusive evidence of the items and charges making up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Building, the Property or Premises.

(v) If any insurance policy carried by either party as required by this Section 10 shall be cancelled and if Tenant fails to remedy the conditions giving rise to such cancellation or threatened cancellation or reduction in coverage on or before (i) forty-eight (48) hours after notice thereof from Landlord, or (ii) prior to such cancellation or reduction becoming

effective, Tenant shall be in default and an event of default shall occur under this Lease and Landlord shall have all of the remedies available to Landlord pursuant to this Lease.

b) **Landlord's Insurance.** Landlord covenants and agrees that throughout the Term it will insure the Property and the Building (excluding any property with respect to which Tenant is obligated to insure pursuant to Subsection 10(a)(i)(1) above) against damage by fire and standard extended coverage perils and public liability insurance in such reasonable amounts with such reasonable deductibles as required by any mortgagee or ground lessor, or, if none, as would be carried by a prudent owner of a similar building in the area and in any event no less than the current replacement value of the Building. In addition, Landlord shall maintain and keep in force and effect during the Term, rental income insurance insuring Landlord against abatement or loss of Fixed Basic Rent, including items of Additional Rent, in case of fire or other casualty similarly insured against, in an amount at least equal to the Fixed Basic Rent and Additional Rent during, at the minimum, one lease year hereunder. Landlord may, but shall not be obligated to, take out and carry any other forms of insurance as it or the mortgagee or ground lessor (if any) of Landlord may require or reasonably determine available. All property insurance policies shall be taken out with insurers rated [A+XV] (or if such ratings are not in effect, the equivalent thereof) by Best Rating Service, or any successor thereto (or if there be none, an organization having a National reputation) who are licensed to do business in the state in which the Property is located. The cost of all insurance carried by Landlord on the Building or otherwise allocated to the Building under the Declaration and the Property shall be included as an Operating Expenses pursuant to Section 8. Notwithstanding its inclusion as an Operating Expense or any contribution by Tenant to the cost of insurance premiums by Tenant as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any such insurance policies carried by Landlord although Landlord shall use such proceeds in the repair and reconstruction of the Building, the Property and the Premises. Tenant further acknowledges that the exculpatory provisions of this Lease as set forth in Section 47 and the provisions of this Section 10 as to Tenant's insurance are designed to insure adequate coverage as to Tenant's property and business without regard to fault and avoid Landlord obtaining similar coverage for such loss for its negligence or that of its agents, servants or employees which would result in double coverage for the same perils includable as part of Operating Expenses which are payable in part by Tenant. Landlord will not carry insurance of any kind on Tenant's furniture or furnishings, or on any fixtures, equipment, appurtenances or improvements of Tenant under this Lease, and Landlord shall not be obligated to repair any damage thereto or replace the same.

c) **Waiver of Subrogation.** Any policy or policies of fire, extended coverage or similar casualty insurance, which either party obtains in connection with the Premises, Building or Property shall include a clause or endorsement denying the insurer any rights of subrogation against the other party (i.e. Landlord or Tenant) for all perils covered by such policy. Should such waiver not be available then the policy for which the waiver is not available must name the other party as an additional named insured affording it the same coverage as that provided the party obtaining such coverage. Any provision of this Lease to the contrary notwithstanding, Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise (a) from any and all liability for any loss or damage to the property of the releasing party, (b) for any loss or damage that may result, directly or indirectly, from the loss or damage to such property (including rental value and business interruption), and (c) from legal liability for any loss or

damage to property (no matter who the owner of the property may be), all to the extent that the releasing party's loss or damage is insured or, if not insured, was insurable under commercially available "all risk" property insurance policies, including additional coverages typically obtained by owners and tenants of comparable office buildings in the vicinity of the Building, even if such loss or damage or legal liability shall be caused by or result from the fault or negligence of the other party or anyone for whom such party may be responsible and even if the releasing party is self insured in whole or in part or the amount of the releasing party's insurance is inadequate to cover the loss or damage or legal liability. It is the intention of the parties that Landlord and Tenant shall look solely to their respective insurance carriers for recovery against any such property loss or damage or legal liability, without such insurance carriers having any rights of subrogation against the other party.

11. Repairs and Maintenance.

a) Tenant shall, throughout the Term, and at Tenant's sole cost and expense, keep and maintain the Premises in a neat and orderly condition; and, upon expiration of the Term or earlier termination of this Lease, Tenant shall leave the Premises in good order and condition, ordinary wear and tear, damage by fire or other casualty alone excepted, and for that purpose and except as stated in this sentence, Tenant will make all necessary repairs and replacements to the Premises to deliver it in such condition. Tenant shall not permit any waste, damage or injury to the Premises. Tenant shall not use or permit the use of any portion of the Common Facilities for other than their intended use as specified by the Landlord from time to time or as specified by the Declaration.

b) Landlord shall, throughout the Term, make all necessary repairs to the structural elements and Building operating systems and exterior windows and doors of the Premises and other improvements located on the Property; provided, however, that Landlord shall have no responsibility to make any repairs unless and until Landlord receives notice of the need for such repair. Landlord shall keep and maintain all Common Facilities of the Property and any sidewalks, parking areas, curbs and access ways adjoining the Property in a clean and orderly condition, free of accumulation of dirt and rubbish and shall keep and maintain all landscaped areas within the Property in a neat and orderly condition.

c) Notwithstanding the foregoing, repairs and replacements to the Premises and the Property arising out of or caused by Tenant's use, manner of use or occupancy of the Premises, by Tenant's installation of alterations, additions, improvements, trade fixtures or equipment in or upon the Premises or by any act or omission of Tenant or any employee, agent, contractor or invitee of Tenant shall be made at Tenant's sole cost and expense and Tenant shall pay Landlord the cost of any such repair or replacement, as Additional Rent, upon demand..

12. Utilities and Services.

a) Landlord shall furnish the Premises with electricity, heating and air conditioning for the normal use and occupancy of the Premises as general offices between 8:00 a.m. and 6:00 p.m., Monday through Friday, 9:00 a.m. to 1:00 p.m. on Saturdays ("Business Hours"), of each week during the Term (Building Holidays excepted). Tenant agrees to pay monthly as Additional Rent all charges for electricity, light, heat or other utility (other than water and sewer)

used by Tenant at the Premises. If a separate meter is installed, Tenant shall pay for the consumption of such utilities based upon its metered usage. If no meter is installed, Tenant shall pay its pro rata share of any utility charges covering the Premises and the other portions of the Building as equitably allocated among such areas. If not directly metered or submetered to Tenant, any air conditioning or heat required by Tenant at times other than during Business Hours shall be billed to Tenant pro-rata in accordance with Landlord's then-current schedule of costs and assessments therefor, and paid by Tenant with the next installment of Rent. In addition, Tenant agrees to pay as Additional Rent its pro rata share of all charges for electricity, light, or other utility (other than water and sewer) used generally at the Property (i.e. not within tenant occupied premises of the Building) or allocated to the Building pursuant to the Declaration. Tenant shall pay all bills for separately metered utility usage within ten (10) days after receipt thereof, and any non-payment or late payment of such utility bills shall be deemed a default under the terms of this Lease. All charges for installation and repairs of any meters servicing the Premises shall be payable by Tenant as Additional Rent and shall be paid when the same shall become due. Tenant's use of electric energy in the Premises shall not at any time exceed the safe capacity of any of the electric conductors and equipment in or otherwise serving the Premises. If Tenant shall require electricity or install electrical equipment using current in excess of 110 volts or which will in any way increase the amount of electricity furnished by Landlord for general office use (including but not limited to electrical heating or refrigeration equipment or electronic data processing machines) or if Tenant shall attempt to use the Premises in such a manner that the services to be furnished by Landlord are required during periods other than the business hours specified above, Tenant will obtain prior written approval from Landlord and will pay, as Additional Rent, for the resulting additional direct expense to Landlord, including the expense resulting from the installation of any equipment and meters, promptly upon receipt of an invoice from Landlord.

b) Landlord shall replace light bulbs, tubes and ballasts for Building Standard lighting fixtures as set forth in the Tenant Improvements when required in the Premises. The cost of replacement light bulbs, tubes, lamps, and ballasts, plus the costs incurred by Landlord for such replacement, shall be paid by Tenant as Additional Rent in accordance with Landlord's then-current schedule of costs and assessments therefor.

c) Within the Common Facilities of the Building, Landlord shall furnish reasonably: (i) adequate electricity, (ii) hot and cold water, (iii) lavatory supplies, (iv) automatically operated elevator service, (v) normal and customary cleaning services (on a five-day a week basis except for Building Holidays) after Business Hours, (vi) heat and air conditioning in season, (vii) landscaping, (viii) parking lot maintenance, (ix) Common Facilities maintenance, (x) snow and ice removal and (xi) a directory board in the Building lobby which shall list Tenant's name. Landlord shall provide janitorial service to the Premises in accordance with the Janitorial Specifications attached hereto as Exhibit F, five days per week except for Building Holidays, after Business Hours. The cost of the services provided by Landlord pursuant to this subsection 12(c) shall be included as part of Operating Expenses. Any additional services requested by Tenant which are not provided to all the tenants of the Building shall be paid by Tenant in accordance with invoices therefor as Additional Rent but shall not be included as part of Operating Expenses.

d) Landlord shall not be liable for any damages to Tenant resulting from the quality,

quantity, failure, unavailability or disruption of any services beyond the reasonable control of Landlord and the same shall not constitute a termination of this Lease or an actual or constructive eviction or entitle Tenant to an abatement of rent. Landlord shall not be responsible for providing any services not specifically provided for in this Lease. Notwithstanding anything to the contrary contained herein, if the Premises are rendered untenantable in whole or in part, for a period of five (5) consecutive days, due to Landlord's failure to provide any services required hereunder which are within Landlord 's reasonable ability to control, unless caused by the neglect of Tenant or Tenant's agents, servants, visitors or licensees, there shall be a proportionate abatement of Rent from and after said fifth (5th) consecutive day and continuing for such period of untenantability.

13. Governmental Regulations. Landlord and Tenant shall comply with all laws, ordinances, notices, orders, rules, regulations and requirements of all federal, state and municipal government or any department, commission, board of officer thereof, or of the National Board of Fire Underwriters or any other body exercising similar functions, relating to the Premises or to the use or manner of use of the Property. Tenant shall not knowingly do or commit, or suffer to be done or committed anywhere in the Building, any act or thing contrary to any of the laws, ordinances, regulations and requirements referred to in this Section. Tenant shall give Landlord prompt written notice of any accident in the Premises and of any breakage, defect or failure in any of the systems or equipment servicing the Premises or any portion of the Premises. Landlord shall ensure that the Building complies with all requirements of the Americans With Disabilities Act.

14. Signs. Except for signs which are located wholly within the interior of the Premises and which are not visible from the exterior of the Premises, Tenant shall not place, erect, maintain or paint any signs upon the Premises or the Property unless the design of such signs are approved by Landlord in writing and comply with all applicable governmental rules, regulating ordinances or other statutes. Tenant shall be solely responsible for all costs and expenses associated with the erection of any signs upon the Premises and shall be obligated to obtain and provide to Landlord any and all necessary permits prior to the placement or erection of such signs. Tenant may install signage which indicates location of shipping and receiving areas at rear entrance to the Premises, subject to Landlord's approval, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in the event Landlord elects in its sole discretion to install a Building monument sign which identifies multiple tenants of the Building, then Tenant shall be permitted, at its sole cost and expense, to place its name on such monument sign so long as the design of same is reasonably acceptable to Landlord.

15. Alterations, Additions and Fixtures.

a) Tenant shall have the right to install in the Premises any trade fixtures including, but not limited to, modular office furniture (attached or otherwise) and networking equipment; provided, however, that no such installation and no removal thereof shall be permitted which affects any structural component or operating system of the Building or Premises and that Tenant shall repair and restore any damage or injury to the Premises or the Property caused by installation or removal.

b) Tenant shall not make or permit to be made any alterations, improvements or additions to the Premises or Property without obtaining Landlord's prior consent, which shall not be unreasonably withheld or delayed, but may be conditioned upon compliance with reasonable requirements of Landlord as provided in this Lease. If Landlord consents to any proposed alterations, improvements or additions, then Tenant at Tenant's sole cost and expense, may make the proposed alterations, improvements and additions provided that: (i) Tenant supplies any necessary permits; (ii) such alterations and improvements do not, in Landlord's judgment, impair the structural strength of the Building or any other improvements or reduce the value of the Property and are at least equal in quality to the Minimum Standard Tenant Improvements; (iii) Tenant takes or causes to be taken all steps that are otherwise required by Section 16 of this Lease and that are required or permitted by law in order to avoid the imposition of any mechanic's, laborer's or materialman's lien upon the Premises or the Property; (iv) the occupants of the Building are not materially disturbed by such work; (v) the alterations, improvements or additions shall be installed in accordance with the approved plans and specifications and completed according to a construction schedule approved by Landlord; and (vi) Tenant provides insurance of the types and coverage amounts required by Landlord. Any and all alterations, improvements and additions to the Premises which are constructed, installed or otherwise made by Tenant shall be the property of Tenant until the expiration or sooner termination of this Lease; at that time all such alterations and additions shall remain on the Premises and become the property of Landlord without payment by Landlord unless at the time Landlord approved of same, Landlord advised Tenant that upon termination of this Lease, Tenant would be required to remove same. Notwithstanding anything to the contrary contained in this Lease, Landlord may withhold its approval to any proposed alterations, additions or improvements to the Premises in its absolute and sole discretion with respect to any such alteration, addition or improvement which Landlord determines involves any modification to the Building's exterior or its structural, electrical, mechanical or plumbing systems, or any components thereof.

16. Mechanic's Liens. Tenant shall promptly pay any contractors and materialmen who supply labor, work or materials to Tenant at the Premises or the Property so as to minimize the possibility of a lien attaching to the Premises or the Property. Tenant shall take all steps permitted by law in order to avoid the imposition of any mechanic's, laborer's or materialman's lien upon the Premises or the Property. Should any such lien or notice of lien be filed for work performed for Tenant other than by Landlord, Tenant shall cause such lien or notice of lien to be discharged of record by payment, deposit, bond or otherwise within fifteen (15) days after the filing thereof or after Tenant's receipt of notice thereof, whichever is earlier, regardless of the validity of such lien or claim. If Tenant shall fail to cause such lien or claim to be discharged and removed from record within such fifteen (15) day period, then, without obligation to investigate the validity thereof and in addition to any other right or remedy Landlord may have, Landlord may, but shall not be obligated to, contest the lien or claim or discharge it by payment, deposit, bond or otherwise; and Landlord shall be entitled to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest and costs. Any amounts so paid by Landlord and all costs and expenses including, without limitation, attorneys' fees incurred by Landlord in connection therewith, together with Interest from the respective dates of Landlord's making such payment or incurring such cost or expense, which shall constitute Additional Rent payable under this Lease promptly upon demand therefor. Nothing in this Lease is intended to authorize Tenant to do or cause any work or labor to be done or any materials to be supplied for the account of Landlord, all of the

same to be solely for Tenant's account and at Tenant's risk and expense. Further, notwithstanding anything to the contrary contained in this Lease, nothing contained in or contemplated by this Lease shall be deemed or construed in any way to constitute the consent or request by Landlord for the performance of any work or services or the furnishing of any materials for which any lien could be filed against the Premises, the Building or the Property or any part of any thereof, nor as giving Tenant any right, power or authority to contract or permit the performance of any work or services or the furnishing of any materials within the meaning of 49 P.S. Sections 1101-1902, as amended, or under the Contractor and Subcontractor Payment Act or any amendment thereof or otherwise for which any lien could be filed against the Premises, the Building, the Property or any part of any thereof. Throughout this Lease the term "mechanic's lien" is used to include any lien, encumbrance or charge levied or imposed upon the Premises, the Building or the Property or any interest therein or income therefrom on account of any mechanic's, laborer's or materialman's lien or arising out of any debt or liability to or any claim or demand of any contractor, mechanic, supplier, materialman or laborer and shall include without limitation any mechanic's notice of intention given to Landlord or Tenant, any stop order given to Landlord or Tenant, any notice of refusal to pay naming Landlord or Tenant and any injunctive or equitable action brought by any person entitled to any mechanic's lien.

17. Landlord's Right of Entry.

a) Tenant shall permit Landlord and the authorized representatives of Landlord and of any mortgagee or any prospective mortgagee to enter the Premises at all reasonable times, with prior notice to Tenant, for the purpose of (i) inspecting the Premises or (ii) making any necessary repairs to the Premises or to the Building and performing any work or construction activities therein. During the progress of any work on the Premises or the Building, Landlord will attempt not to inconvenience Tenant, but shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage to Tenant by reason of making any repair or by bringing or storing materials, supplies, tools and equipment in the Premises during the performance of any work, and the obligations of Tenant under this Lease shall not be thereby affected in any manner whatsoever; provided, however, Landlord shall be liable for damages caused to persons and property arising out of Landlord's grossly negligent actions or willful misconduct during the progress of any work entry, access, inspection, by it on the Premises or the Building.

b) Landlord shall have the right at all reasonable times, with prior notice to Tenant, to enter and to exhibit the Premises for the purpose of inspection or showing the Premises in connection with a sale or mortgage and, during the last twelve (12) months of the Term, to enter upon and to exhibit the Premises to any prospective tenant.

c) If the Premises are vacated or abandoned by Tenant, Landlord shall be permitted to show the Premises at any time and to prepare the Premises for re-occupancy.

18. Damage by Fire or Other Casualty.

a) If the Premises or Building is damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord whereupon Landlord shall, subject to the consent of Landlord's present or future mortgagee and to the conditions set forth in this Section 18, repair, rebuild or replace such damage and restore the Premises to substantially the same condition as the Premises

were in immediately prior to such damage or destruction; provided, however, that Landlord shall only be obligated to restore such damage or destruction to the extent of the proceeds of fire and other extended coverage insurance policies. Landlord shall provide Tenant with notice of how long the repair and restoration of the Premises is anticipated to take within ninety (90) days following the date of such fire or other casualty. Notwithstanding the foregoing, if the Premises is destroyed or damaged to the extent that in Landlord's reasonable judgment the Premises cannot be repaired or restored within one hundred eighty (180) days after the date of such casualty, either Tenant or Landlord may terminate this Lease by written notice to the other.

b) The repair, rebuilding or replacement work shall be commenced promptly and completed with due diligence, taking into account the time required by Landlord to effect a settlement with, and procure insurance proceeds from, the insurer, and for delays beyond Landlord's reasonable control.

c) The net amount of any insurance proceeds recovered by reason of the damage or destruction of the Building (meaning the gross insurance proceeds excluding proceeds received pursuant to a rental coverage endorsement and the cost of adjusting the insurance claim and collecting the insurance proceeds) shall be applied towards the cost of restoration. Notwithstanding anything to the contrary in this Lease, if in Landlord's sole opinion the net insurance proceeds will not be adequate to complete such restoration, Landlord shall have the right to terminate this Lease and all the unaccrued obligations of the parties hereto by sending a written notice of such termination to Tenant specifying a termination date no less than ten (10) days after its transmission; provided, however, that Tenant may require Landlord, except during the last two (2) years of the Term, to withdraw the notice of termination by agreeing to pay the cost of restoration in excess of the net insurance proceeds and by giving Landlord adequate security for such payment prior to the termination date specified in Landlord's notice of termination. If the net insurance proceeds are more than adequate, the amount by which the net insurance proceeds exceed the cost of restoration will be retained by Landlord or applied to repayment of any mortgage secured by the Premises.

d) Landlord's obligation or election to restore the Premises under this Section or to terminate this Lease shall be subject to the terms of any present or future mortgage affecting the Premises and to the mortgagee's consent if required in the mortgage and shall not, in any event, include the repair, restoration or replacement of the fixtures, improvements, alterations, furniture or any other property owned, installed, made by, or in the possession of Tenant.

e) If Tenant is dispossessed of the Premises due to fire or other casualty, Tenant will receive an abatement of its Fixed Basic Rent during the period Tenant is dispossessed to the extent of payments received by Landlord from the carrier providing the rental coverage endorsement.

19. Non-Abatement of Rent. Except as otherwise expressly provided in Section 4, Section 12(d), Subsection 18(e) and as to condemnation in Subsections 21(a) and (b) there shall be no abatement or reduction of the Fixed Basic Rent, Additional Rent or other sums payable under this Lease for any cause whatsoever and this Lease shall not terminate, nor shall Tenant be entitled to surrender the Premises, in the event of fire, casualty or condemnation or any default by Landlord under this Lease.

20. Indemnification.

a) Unless such loss, costs or damages are caused by negligence or willful misconduct of Landlord, its employees, agents or contractors, Tenant hereby agrees to indemnify, defend and hold the Landlord and its employees, agents and contractors harmless from any loss, costs and damages (including reasonable attorney's fees and costs) suffered by Landlord, its agents, employees or contractors, as a result of any claim by a third party, its agents, employees or contractors arising from Tenant's use or occupancy of the Premises. Tenant shall have the right to designate counsel reasonably acceptable to Landlord, such approval not to be unreasonably withheld, conditioned or delayed, to assume the defense of any such third party claim on behalf of itself and Landlord. Landlord shall not have the right to settle any claim without the consent of Tenant. This indemnity shall survive the expiration of the Term or earlier termination of this Lease.

b) Unless such loss, costs or damages were caused by negligence or willful misconduct of Tenant, its employees, agents or contractors, Landlord hereby agrees to indemnify, defend and hold the Tenant and its employees, agents and contractors harmless from any loss, costs and damages (including reasonable attorney's fees and costs) suffered by Tenant, its agents, employees or contractors, as a result of any claim by a third party, its agents, employees or contractors arising from Landlord's ownership or operation of the Property. Landlord shall have the right to designate counsel reasonably acceptable to Tenant, such approval not to be unreasonably withheld, conditioned or delayed, to assume the defense of any such third party claim on behalf of itself and Tenant. Tenant shall not have the right to settle any claim without the consent of Landlord. This indemnity shall survive the expiration of the Term or earlier termination of this Lease.

21. Condemnation.

a) **Termination.** If (i) all of the Premises are covered by a condemnation; or (ii) any of the Premises is covered by a condemnation and the remaining part is insufficient for the reasonable operation therein of Tenant's business; or (iii) subject to the provisions of Subsection 21(b)(i) hereof, any of the Property is covered by a condemnation and, in Landlord's sole opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder of the Property; then, in any such event, this Lease shall terminate and all obligations under this Lease shall cease (except for those specifically set forth in the Lease as surviving the expiration of the Term or earlier termination of this Lease) as of the date upon which possession is taken by the condemnor. Upon such termination the Fixed Basic Rent and all Additional Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all such rent prepaid for periods beyond that date shall forthwith be repaid by Landlord to Tenant.

b) **Partial Condemnation.**

(i) If there is a partial condemnation and Landlord decides to terminate pursuant to Subsection 21(a)(iii) hereof, then Tenant may require Landlord, except during the last two (2) years of the Term, to withdraw its notice of termination by: [A] giving Landlord written notice thereof within ten (10) days from transmission of Landlord's notice to Tenant of Landlord's intention to terminate, [B] agreeing to pay the cost of restoration in excess of the

condemnation proceeds reduced by those sums expended by Landlord in collecting the condemnation proceeds, and [C] giving Landlord adequate security for such payment within such ten (10) day period.

(ii) If there is a partial condemnation and this Lease has not been terminated pursuant to subsection (a) hereof, Landlord shall restore the Building and the improvements which are part of the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which possession shall have been taken by the condemnor; provided, however, that Landlord shall only be obligated to restore such damage from condemnation to the extent possible with the award damage. If the condemnation proceeds are more than adequate to cover the cost of restoration and the Landlord's expenses in collecting the condemnation proceeds, any excess proceeds shall be retained by Landlord or applied to repayment of any mortgage secured by the Premises.

(iii) If there is a partial condemnation and this Lease has not been terminated by the date upon which the condemnor obtains possession, the obligations of Landlord and Tenant under this Lease shall be unaffected by such condemnation except that there shall be an equitable abatement for the balance of the Term of the Fixed Basic Rent according to the value of the Premises before and after the date upon which the condemnor takes possession. In the event that the parties are unable to agree upon the amount of such abatement, either party may submit the issue to arbitration.

c) **Award.** In the event of a condemnation affecting Tenant, Tenant shall have the right to make a claim against the condemnor for removal expenses and moving expenses, loss of business and any other claims Tenant may have; provided and to the extent, however, that such claims or payments do not reduce the sums otherwise payable by the condemnor to Landlord. Except as aforesaid, Tenant hereby waives all claims against Landlord and against the condemnor, and Tenant hereby assigns to Landlord all claims against the condemnor including, without limitation, all claims for leasehold damages and diminution in value of Tenant's leasehold interest.

22. Quiet Enjoyment. Tenant, upon paying the Fixed Basic Rent, Additional Rent and other charges herein required and observing and keeping all covenants, agreements and conditions of this Lease, shall quietly have and enjoy the Premises during the Term without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease, the Declaration and any mortgage to which this Lease shall be subordinate.

23. Rules and Regulations. The Landlord hereby reserves the right to prescribe, from time to time, at its sole discretion, reasonable rules and regulations (herein called the "Rules and Regulations") attached hereto as Exhibit G governing the use and enjoyment of the Premises and the remainder of the Property. The Rules and Regulations shall not materially interfere with the Tenant's use and enjoyment of the Premises in accordance with the provisions of this Lease for the Permitted Use and shall not increase or modify Tenant's obligations under this Lease. In the event of a conflict between the Lease and such rules and regulations, the Lease shall control. The Tenant shall comply at all times with the Rules and Regulations and shall cause its agents, employees, invitees, visitors, and guests to do so. Landlord shall not be responsible to Tenant for

non-observance or violation of any of the Rules and Regulations by any tenant of the Building but Landlord shall enforce the Rules and Regulations in an uniform and nondiscriminatory manner.

24. Assignment and Sublease.

a) In the event Tenant desires to assign this Lease or sublease all or part of the Premises to any other party, Tenant shall provide notice of the terms and conditions of such assignment or sublease to Landlord prior to the effective date of any such sublease or assignment, and, prior to such effective date, the Landlord shall have the option, exercisable by written notice to Tenant within ten (10) business days of Landlord's receipt of written notice from Tenant, to: (i) recapture (in the case of subletting) that portion of the Premises to be sublet or all of the Premises (in the case of an assignment) ("Recapture Space") so that such prospective subtenant or assignee shall then become the sole Tenant of Landlord hereunder, or (ii) recapture the Recapture Space for Landlord's own use, whereupon Tenant shall be fully released from any and all obligations hereunder with respect to the Recapture Space.

b) In the event that the Landlord elects not to recapture the Lease as hereinabove provided, the Tenant may nevertheless assign this Lease or sublet the whole or any portion of the Premises, subject to the Landlord's prior written consent which shall not be unreasonably withheld or delayed, on the basis of the following terms and conditions:

(i) The Tenant shall provide to the Landlord the following:

(1) The name and address of the proposed assignee or subtenant;

(2) All the terms and conditions of the assignment or subletting;

(3) The nature and character of the business of the proposed assignee or subtenant;

(4) Banking, financial and other credit information relating to the proposed assignee or subtenant reasonably sufficient to enable Landlord to determine the proposed assignee's or sublessee's financial responsibility; and

(5) In the event of a subleasing of only a portion of the Premises, plans and specifications for tenant's layout, partitioning, and electrical installations for the portion of the Premises to be subleased.

(ii) Tenant shall not be permitted to assign or sublet and it shall not be unreasonable for Landlord to reject an assignment or sublet to the following:

(1) To a government or quasi-government agency;

(2) To an entity whose financial or business character is not consistent with the other tenants in the Building;

(3) To an existing tenant of the Building, and such tenant has expansion options in its lease with the Building;

(4) To a Tenant of any other Building owned by an affiliate of Landlord located within three (3) miles of the Building;

(5) For a rental rate less than that which Tenant is paying, or if lower, the rental rate that the Landlord is then quoting, and the Building is less than 85% leased; and

(6) To a tenant or prospect with whom Landlord currently is negotiating for space in the Building and for whom Landlord has prepared a preliminary space plan and has tendered a written proposal.

(iii) The assignee or subtenant shall assume, by written instrument, all of the obligations of the Tenant as provided by this Lease, and a copy of such assumption agreement shall be furnished to the Landlord within ten (10) days of its execution, provided, however, any such subtenants shall only be obligated to assume Tenant's obligations arising under this Lease with respect to the portion of the Premises sublet. Any sublease shall expressly acknowledge that said subtenant's rights against Landlord shall be no greater than those of Tenant. In addition, any request by Tenant for Landlord's consent to an assignment or sublease shall not include any option or right of expansion, renewal, first refusal, or any other right or option with respect to the Premises, any other portion of the Building or for any period of time beyond the original Term, Tenant hereby acknowledging that such rights and options, if any, are personal to Tenant.

(iv) The Tenant and each assignee shall be and remain liable for the observance of all the covenants and provisions of this Lease, including, but not limited to, the payment of Fixed Basic Rent and Additional Rent reserved herein, through the entire Term, as the same may be renewed, extended or otherwise modified.

(v) The Tenant and any assignee or subtenant, as applicable, shall promptly pay to Landlord one-half of the profit, if any, received from such subleasing or assignment after deducting the actual and reasonable marketing and legal expenses incurred and commissions paid (not to exceed market rate commissions for comparable transactions) by Tenant in connection with the assignment or sublease.

(vi) In any event, the acceptance by the Landlord of any rent from the assignee or from any of the subtenants or the failure of the Landlord to insist upon a strict performance of any of the terms, conditions and covenants herein shall not release the Tenant herein, nor any assignee or subtenant, from any and all of the obligations to be performed by it in accordance herewith during and for the entire Term.

(vii) Tenant shall pay to Landlord the sum of One Thousand Dollars ($1,000.00) to cover its handling charges for each request for consent to any sublet or assignment prior to its consideration of the same. Tenant acknowledges that its sole remedy with respect to any assertion that Landlord's failure to consent to any sublet or assignment is unreasonable shall be the remedy of specific performance and Tenant shall have no other claim or cause of action against Landlord as a result of Landlord's actions in refusing to consent thereto.

c) If Tenant is a corporation other than a corporation whose stock is listed and traded on a nationally recognized stock exchange or on the NASD's Over-the-Counter Bulletin Board or other similar trading platform, the provisions of subsection a hereof shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) which results in a change of control of Tenant as if such transfer of stock (or other mechanism) which results in a change of control of Tenant were an assignment of this Lease, and if Tenant is a partnership or joint venture, said provisions shall apply with respect to a transfer (by one or more transfers) of an interest in the distributions of profits and losses of such partnership or joint venture (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such a partnership or joint venture, as if such transfer of an interest in the distributions of profits and losses of such partnership or joint venture which results in a change of control of such partnership or joint venture were an assignment of this Lease; but said provisions shall not apply to transactions with a corporation into or with which Tenant is merged or consolidated or to which all or substantially all of Tenant's assets are transferred or to any corporation which controls or is controlled by Tenant or is under common control with Tenant, provided that in the event of such merger, consolidation or transfer of all or substantially all of Tenant's assets (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (2) the net worth of Tenant herein named on the date of this Lease, and (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction.

d) In the event that any or all of Tenant's interest in the Premises and/or this Lease is transferred by operation of law to any trustee, receiver, or other representative or agent of Tenant, or to Tenant as a debtor in possession, and subsequently any or all of Tenant's interest in the Premises and/or this Lease is offered or to be offered by Tenant or any trustee, receiver, or other representative or agent of Tenant as to its estate or property (such person, firm or entity being hereinafter referred to as the "Grantor", for assignment, conveyance, lease, or other disposition to a person, firm or entity other than Landlord (each such transaction being hereinafter referred to as a "Disposition"), it is agreed that Landlord has and shall have a right of first refusal to purchase, take, or otherwise acquire, the same upon the same terms and conditions as the Grantor thereof shall accept upon such Disposition to such other person, firm, or entity; and as to each such Disposition the Grantor shall give written notice to Landlord in reasonable detail of all of the terms and conditions of such Disposition within twenty (20) days next following its determination to accept the same but prior to accepting the same, and Grantor shall not make the Disposition until and unless Landlord has failed or refused to accept such right of first refusal as to the Disposition, as set forth herein. Landlord shall have sixty (60) days next following its receipt of the written notice as to such Disposition in which to exercise the option to acquire Tenant's interest by such Disposition, and the exercise of the option by Landlord shall be effected by notice to that effect sent to the Grantor; but nothing herein shall require Landlord to accept a particular Disposition or any Disposition, nor does the rejection of any one such offer of first refusal constitute a waiver or release of the obligation of the Grantor to submit other offers hereunder to Landlord. In the event Landlord accept such offer of first refusal, the transaction shall be consummated pursuant to the terms and conditions of the Disposition

described in the notice to Landlord. In the event Landlord rejects such offer of first refusal, Grantor may consummate the Disposition with such other person, firm, or entity; but any decrease in price of more than two percent (2%) of the price sought from Landlord or any change in the terms of payment for such Disposition shall constitute a new transaction requiring a further option of first refusal to be given to Landlord hereunder.

e) Without limiting any of the provisions of this Section 24, if pursuant to the Federal Bankruptcy Code (herein referred to as the "Code"), or any similar law hereafter enacted having the same general purpose, Tenant is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to the sum of one year's Fixed Basic Rent plus an amount equal to the Additional Rent for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord for the balance of the Term, without interest, as security for the full performance of all of Tenant's obligations under this Lease, to be held and applied in the manner specified for any security deposit required hereunder.

f) Except as specifically set forth above, no portion of the Premises or of Tenant's interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of the Tenant, nor shall Tenant pledge its interest in this Lease or in any security deposit required hereunder.

g) In the event Tenant desires to assign its lease or sublet any portion of the Premises, Tenant shall cause any and all advertisements or notices of availability to be delivered to Landlord for Landlord's approval prior to releasing or publishing same.

25. Intentionally Omitted.

26. Subordination. This Lease and Tenant's rights under this Lease shall be subject and subordinate at all times in lien and priority to any first mortgage, the Declaration or other primary encumbrance now or hereafter placed upon or affecting the Property or the Premises, and to any second mortgage or encumbrance with the consent of the first mortgagee, and to all renewals, modifications, consolidations and extensions thereof, without the necessity of any further instrument or act on the part of Tenant. Tenant shall execute and deliver upon demand any further instrument or instruments confirming the subordination of this Lease to the lien of any such first mortgage or to the lien of any other mortgage, if requested to do so by Landlord with the consent of the first mortgagee, and any further instrument or instruments of attornment that may be desired by any such mortgagee or Landlord, provided, however, that any holder of such lien or mortgage agrees not to disturb the use and occupancy of the Premises in accordance with the terms of this Lease upon any foreclosure. Notwithstanding the foregoing, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant's consent, by giving notice in writing to Tenant and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery. In that event such mortgagee shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution and delivery of the mortgage and had been assigned to such mortgagee.

27. Curing Tenant's Defaults. If Tenant defaults in the performance of any of its obligations under this Lease, Landlord may, after giving any notice and allowing for any grace period required hereunder (except in the case of emergency) without any obligation to do so and in addition to any other rights it may have in law or equity, elect to cure such default on behalf of Tenant. Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including Interest thereon from the respective dates of Landlord's making the payments and incurring such costs, which sums and costs together with interest thereon shall be deemed Additional Rent payable within ten (10) days of demand.

28. Surrender.

a) At the expiration of the Term or earlier termination of this Lease, Tenant shall promptly yield up the Premises and all improvements, alterations and additions thereto, and all fixtures and equipment servicing the Premises in a condition which is clean of garbage and debris and broom clean and in the same condition, order and repair in which they are required to be kept throughout the Term, ordinary wear and tear excepted.

b) If Tenant, or any person claiming through Tenant, continues to occupy the Premises after the expiration of the Term or earlier termination of this Lease or any renewal thereof without prior written consent of Landlord, the tenancy under this Lease shall become, at the option of Landlord, expressed in a written notice to Tenant and not otherwise, (i) one from month-to-month, terminable by Landlord on thirty (30) days prior notice, under the same terms and conditions set forth in this Lease; (ii) the Fixed Basic Rent during such continued occupancy shall be one hundred fifty percent (150%) of the amount set forth in Section 6; and (iii) Tenant shall indemnify Landlord for any loss or damage incurred by reason of Tenant's failure to surrender the Premises. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord's prior written consent shall constitute an event of default under this Lease and shall be subject to all the remedies set forth in Subsection 29(b) of this Lease.

29. Defaults-Remedies.

a) **Defaults.** It shall be a default or event of default under this Lease if any one or more of the following events occurs:

(1) Tenant fails to pay in full, when due and without demand, any and all installments of Fixed Basic Rent or Additional Rent or any other charges or payments due and payable under this Lease whether or not herein included as rent within ten (10) days after notice from Landlord of such default provided Landlord shall only be obligated to provide such notice to Tenant two (2) times per any twelve (12) consecutive calendar months.

(2) Tenant violates or fails to perform or otherwise breaches any agreement, term, covenant or condition contained in this Lease provided that Tenant shall have failed to cure such breach within thirty (30) days after written notice thereof from Landlord.

(3) Tenant abandons or vacates the Premises without notice and without having first paid to Landlord in full all Fixed Basic Rent, Additional Rent and other charges that have become due as well as all which will become due thereafter through the end of the Term.

(4) Tenant becomes bankrupt or makes an assignment for the benefit of creditors or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver or similar official for any of Tenant's assets is commenced, or if any of the real or personal property of Tenant shall be levied upon by any sheriff, marshal or constable; provided, however, that any proceeding brought by anyone other than the parties to this Lease under any bankruptcy, reorganization arrangement, insolvency, readjustment, receivership or similar law shall not constitute an event of default until such proceeding, decree, judgment or order has continued unstayed for more than sixty (60) consecutive days.

(5) Any of the events enumerated in Subsections (a)(i) through (a)(iv) of this Section 29 happen to any guarantor of this Lease.

b) **Remedies.** Upon the occurrence of an event of default under this Lease, Landlord shall have all of the following rights:

(i) Landlord may charge a late payment charge of five (5%) percent of any amount owed to Landlord pursuant to this Lease which is not paid within ten (10) days of the due date which is set forth in the Lease or, if a due date is not specified in this Lease, within thirty (30) days of the mailing of a bill therefor by Landlord. If Landlord incurs a late charge in connection with any payment which Tenant has failed to make within the times required in this Lease, Tenant shall pay Landlord, in addition to such payment due, the full amount of such late charge incurred by Landlord. Nothing in this Lease shall be construed as waiving any rights of Landlord arising out of any default of Tenant, by reason of Landlord's imposing or accepting any such late charge(s) and/or interest; the right to collect such late charge(s) and/or interest is separate and apart from any rights relating to remedies of Landlord after default by Tenant including, without limitation, the rights and remedies of Landlord provided herein.

(ii) Landlord may accelerate the whole or any part of the Fixed Basic Rent and all Additional Rent for the entire unexpired balance of the Term, as well as all other charges, payments, costs and expenses herein agreed to be paid by Tenant, and any Fixed Basic Rent or other charges, payments, costs and expenses so accelerated shall, in addition to any and all installments of rent already due and payable and in arrears and any other charge or payment herein reserved, included or agreed to be treated or collected as rent and any other charge, expense or cost herein agreed to be paid by Tenant which may be due and payable and in arrears, be deemed due and payable as if, by the terms and provisions of this Lease, such accelerated rent and other charges, payments, costs and expenses were on that date payable in advance.

(iii) Landlord may re-enter the Premises and, at the option of Landlord, remove all persons and all or any property therefrom, either by summary dispossess proceedings or by any suitable action or proceeding at law or by force or otherwise, without being liable for prosecution or damages therefor, and Landlord may repossess and enjoy the Premises. Upon recovering possession of the Premises by reason of or based upon or arising out of a default on the part of Tenant, Landlord may, at Landlord's option, either terminate this Lease or make such alterations and repairs as may be necessary in order to relet the Premises and may relet the Premises or any part or parts thereof, either in Landlord's name or otherwise, for a term or terms

which may, at Landlord's option, be less than or exceed the period which would otherwise have constituted the balance of the Term and at such rent or rents and upon such other terms and conditions as in Landlord's sole discretion may seem advisable and to such person or persons as may in Landlord's discretion seem best; upon each such reletting all rents received by Landlord from such reletting shall be applied as follows: first, to the payment of any costs and expenses of such reletting, including all costs of alterations and repairs; second, to the payment of any indebtedness other than Fixed Basic Rent, Additional Rent or other charges due hereunder from Tenant to Landlord; third, to the payment of Fixed Basic Rent, Additional Rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as it may become due and payable hereunder. If rentals received from reletting during any month are less than that to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of the Premises or the making of alterations or improvements thereto or the reletting thereof shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of termination is given to Tenant. Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises or, in the event that the Premises or any part or parts thereof are relet, for failure to collect the rent thereof under such reletting. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(iv) Landlord may terminate this Lease and the Term without any right on the part of Tenant to waive the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken. Upon such termination, Landlord shall be entitled to recover, in addition to any and all sums and damages for violation of Tenant's obligations hereunder in existence at the time of such termination, damages for Tenant's default in an amount equal to the amount of the Fixed Basic Rent and Additional Rent reserved for the balance of the Term, as well as all other charges, payments, costs and expenses herein agreed to be paid by Tenant all of which amount shall be immediately due and payable from Tenant to Landlord upon demand therefor.

(v) CONFESSION OF JUDGMENT FOR POSSESSION. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT OR UPON THE EXPIRATION OR TERMINATION OF THE TERM OF THIS LEASE, FOR THE PURPOSE OF OBTAINING POSSESSION OF THE PREMISES, TENANT HEREBY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AS ATTORNEY FOR TENANT AND ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST TENANT FOR POSSESSION OF THE PREMISES, AND AGAINST ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, IN FAVOR OF LANDLORD, FOR RECOVERY BY LANDLORD OF POSSESSION THEREOF, FOR WHICH THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT, SHALL BE A SUFFICIENT WARRANT; AND THEREUPON A WRIT OF POSSESSION MAY IMMEDIATELY ISSUE FOR POSSESSION OF THE PREMISES, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER AND WITHOUT ANY STAY OF EXECUTION. IF FOR ANY REASON AFTER SUCH ACTION HAS BEEN COMMENCED THE SAME SHALL BE TERMINATED AND THE POSSESSION OF THE PREMISES REMAINS IN OR IS RESTORED TO TENANT,

LANDLORD SHALL HAVE THE RIGHT UPON THE OCCURRENCE OF ANY SUBSEQUENT EVENT OF DEFAULT TO CONFESS JUDGMENT IN ONE OR MORE FURTHER ACTIONS IN THE MANNER AND FORM SET FORTH ABOVE TO RECOVER POSSESSION OF SAID PREMISES FOR SUCH SUBSEQUENT DEFAULT. TENANT WAIVES ALL ERRORS IN CONNECTION WITH ANY SUCH CONFESSION OF JUDGMENT. NO SUCH TERMINATION OF THIS LEASE, NOR TAKING, NOR RECOVERING POSSESSION OF THE PREMISES SHALL DEPRIVE LANDLORD OF ANY REMEDIES OR ACTION AGAINST TENANT FOR FIXED BASIC RENT, ADDITIONAL RENT OR FOR OTHER SUMS DUE HEREUNDER OR FOR DAMAGES DUE OR TO BECOME DUE FOR THE BREACH OF ANY CONDITION OR COVENANT HEREIN CONTAINED, NOR SHALL THE BRINGING OF ANY SUCH ACTION FOR RENT AND/OR OTHER SUMS DUE HEREUNDER, OR BREACH OF COVENANT OR CONDITION NOR THE RESORT TO ANY OTHER REMEDY HEREIN PROVIDED FOR THE RECOVERY OF RENT AND/OR OTHER SUMS DUE HEREUNDER OR DAMAGES FOR SUCH BREACH BE CONSTRUED AS A WAIVER OF THE RIGHT TO INSIST UPON THE FORFEITURE AND TO OBTAIN POSSESSION IN THE MANNER HEREIN PROVIDED.

c) **Waiver of Jury Trial.** IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT (A) THEY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OF OCCUPANCY OF THE PREMISES OR CLAIM OF INJURY OR DAMAGE, AND (B) IN ANY ACTION ARISING HEREUNDER, THE LEGAL FEES OF THE PREVAILING PARTY WILL BE PAID BY THE OTHER PARTY TO THE ACTION.

d) **Non-Waiver.** No waiver by Landlord of any breach by Tenant of any of Tenant's obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any other obligation, agreement or covenant, nor shall any forbearance by Landlord to seek a remedy for any event of default by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent event of default.

e) **Rights and Remedies Cumulative.** No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute. Landlord shall have no duty to mitigate its damages in the event of Tenant's default under this Lease.

30. Condition of Premises. Tenant represents that the Property and the Premises, the zoning thereof, the street or streets, sidewalks, parking areas, curbs and access ways adjoining them, any surface conditions thereof, and the present uses and non-uses thereof, have been examined by Tenant and Tenant accepts them in the condition or state in which they now are, or any of them now is, without relying on any representation, covenant or warranty, express or implied, in fact or in law, by Landlord (except those expressly set forth in this Lease) and without recourse to Landlord, the nature, condition or usability thereof or the use or uses to which the Premises and

the Property or any part thereof may be put under present zoning ordinances or otherwise, except as to work to be performed by Landlord pursuant to Section 3 and except as to latent defects in such work. Tenant's occupancy of the Premises shall constitute acceptance of the work performed by Landlord pursuant to Section 3.

31. Hazardous Substances.

a) Tenant shall not cause or allow the generation, treatment, storage or disposal of Hazardous Substances on or near the Premises or Property. "Hazardous Substances" shall mean (i) any hazardous substance as that term is now or hereafter defined in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended, (ii) any hazardous waste or hazardous substance as those terms are now or hereafter defined in any local, state or Federal law, regulation or ordinance not inapplicable to the Premises and Property, or (iii) petroleum including crude oil or any fraction thereof. In the event Tenant uses any Hazardous Substances, Tenant shall dispose of such substances in accordance with all applicable Federal, state and local laws, regulations and ordinances.

b) Tenant agrees to indemnify, defend and hold harmless the Landlord, its employees, agents, successors, and assigns, from and against any and all damage, claim, liability, or loss, including reasonable attorneys' and other fees, arising out of or in any way connected to the generation, treatment, storage or disposal of Hazardous Substances by Tenant, its employees, agents, contractors, or invitees, on or near the Premises or Property. Such duty of indemnification shall include, but not be limited to damage, liability, or loss pursuant to all Federal, state and local environmental laws, rules and ordinances, strict liability and common law.

c) Tenant agrees to notify Landlord immediately of any disposal of Hazardous Substances in the Premises or Property, of any discovery of Hazardous Substances in the Premises or the Property, or of any notice by a governmental authority or private party alleging or suggesting that a disposal of Hazardous Substances on or near the Premises or Property may have occurred. Furthermore, Tenant shall provide the Landlord with full and complete access to any documents or information in its possession or control relevant to the question of the generation, treatment, storage, or disposal of Hazardous Substances on or near the Premises or the Property.

d) Landlord represents and warrants that except as set forth in __________ and except for such substances of the types and in the quantities typically found in and/or used in buildings comparable to the Building, to Landlord's knowledge there are no Hazardous Substances in, on or beneath the Property in violation of applicable law.

32. Recording. Neither this Lease nor a memorandum of this Lease shall be recorded in any public records without the written consent of Landlord.

33. Brokers' Commission. Tenant represents and warrants to Landlord that the Brokers (as defined in the Preamble) are the sole brokers with whom Tenant has negotiated in bringing about this Lease and Tenant agrees to indemnify and hold Landlord and its mortgagee(s) harmless from any and all claims of other brokers and expenses in connection therewith arising out of or in

connection with the negotiation of or the entering into this Lease by Landlord and Tenant. In no event shall Landlord's mortgagee(s) have any obligation to any broker involved in this transaction. In the event that no broker was involved as aforesaid, then Tenant represents and warrants to the Landlord that no broker brought about this transaction, and Tenant agrees to indemnify and hold Landlord harmless from any and all claims of any broker arising out of or in connection with the negotiations of, or entering into of, this Lease by Tenant and Landlord.

34. Notices. All notices, demands, requests, consents, certificates, and waivers required or permitted hereunder from either party to the other shall be in writing and sent by United States certified mail, return receipt requested, postage prepaid, or by recognized overnight courier, addressed as follows:

If to Tenant:
USA Technologies, Inc.
200 Plant Avenue
Wayne, PA 19087
Atten: Mr. Stephen P. Herbert
President and Chief Operating Officer

with a copy to:

Douglas M Lurio, Esquire
Lurio & Associates, P.C.
One Commerce Square
2005 Market Street
Suite 2340
Philadelphia, PA 19103

If to Landlord:
Deerfield Corporate Center (I) Associates, L.P.
c/o O'Neill Properties Group
700 South Henderson Road
Suite 225
King of Prussia, PA 19406

with a copy to:

Matthew J. Swett, Esquire
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103

Either party may at any time, in the manner set forth for giving notices to the other, specify a different address to which notices to it shall thereafter be sent. All notices shall be effective upon receipt or rejection of receipt by the addressee.

35. Irrevocable Offer: No Option. The submission of this Lease by Landlord to Tenant for examination shall not constitute a reservation of or option for the Premises. This Lease shall become effective only upon execution thereof by an authorized officer of the general partner of the Landlord on behalf of Landlord and by an authorized officer of Tenant.

36. Inability to Perform. Except as provided by Section 3 of this Lease, if Landlord is delayed or prevented from performing any of its obligations under this Lease by reason of strike, labor troubles, or any cause whatsoever beyond Landlord's control, the period of such delay or such prevention shall be deemed added to the time herein provided for the performance of any such obligation by Landlord.

37. Survival. Notwithstanding anything to the contrary contained in this Lease, the expiration of the Term, whether by lapse of time or otherwise, shall not relieve Tenant from its obligations accruing prior to the expiration of the Term.

38. Corporate Tenants. If Tenant is a corporation, the person(s) executing this Lease on behalf of Tenant hereby covenant(s) and warrant(s) that: Tenant is a duly formed corporation qualified to do business in the state in which the Property is located; Tenant will remain qualified to do business in said state throughout the Term and any renewals thereof; and such persons are duly authorized by such corporation to execute and deliver this Lease on behalf of the corporation.

39. Tenant Representations and Warranties. Tenant hereby represents and warrants to Landlord (i) that Tenant's most recent financial statements delivered to Landlord in connection with the execution of this Lease are true in all material respects and no material adverse changes have occurred with respect thereto and (ii) that upon Landlord's request, Tenant will deliver to Landlord current financial statements which shall be prepared in accordance with generally accepted accounting principles consistently applied.

40. Landlord Representations and Warranties. Landlord represents and warrants to Tenant, which representations shall survive the execution of this Lease, that as of the date of execution:

a) Landlord is the sole owner of a good and marketable indefeasible estate in fee simple in the Building.

b) The Property is zoned C1 Commercial and permits the Permitted Use.

41. Waiver of Invalidity of Lease. Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or make any claim that the Lease is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, without limitation, requirements for corporate seals, attestations, witnesses, notarizations or other similar requirements and each party hereby waives the right to assert any such defenses or make any claim of invalidity or unenforceability due to any of the foregoing.

42. Security Deposit. As additional security for the full and prompt performance by Tenant of the terms and covenants of this Lease, Tenant has deposited with Landlord the Security Deposit. The Security Deposit shall consist of 70,000 Jubilee Shares registered in the name of Tenant together with stock powers endorsed by Tenant in favor of Landlord. Upon an event of default by Tenant, Landlord may sell the Jubilee Shares on account of the costs and damages caused by

any such default. On every twelve month anniversary of the Commencement Date, Landlord may revalue the Jubilee Shares (based on the then trading price on the London Stock Exchange or other applicable exchange) and if such value of the Jubilee Shares then held by Landlord is less than U.S. $100,000, then Tenant shall deliver additional Jubilee Shares to Landlord to be held hereunder so that the aggregate value of the Jubilee Shares then held by Landlord shall equal such amount. In addition to the foregoing, if at any time during the Term the value of the Jubilee Shares drops below Seventy Five Thousand Dollars ($75,000) then within five (5) business days thereafter, Tenant shall deliver additional Jubilee Shares to Landlord to be held hereunder so the aggregate value thereof then held by Landlord shall equal U.S. $100,000. Likewise, if at any time during the Term, the value of the Jubilee Shares drops below Ninety Thousand ($90,000) for ninety (90) consecutive days, then Tenant shall deliver additional Jubilee Shares to Landlord to be held hereunder so that the aggregate value of the Jubilee Shares then held by Landlord shall equal U.S. $100,000. The Security Deposit shall not constitute rent for any month (unless so applied by Landlord on account of Tenant's default hereunder). Tenant shall, upon demand, restore any portion of the Security Deposit which may be applied by Landlord to cure any default by Tenant hereunder. If at any time, Tenant is unable to deliver to Landlord sufficient Jubilee Shares to satisfy the requirements of this Section 42, then Tenant shall be permitted to deliver cash or irrevocable evergreen letters of credit (which shall be issued by a bank reasonably acceptable to Landlord and be in form and substance satisfactory to Landlord) such that the Jubilee Shares and such other security collectively satisfies such requirements. To the extent that Landlord has not applied the Security Deposit or any portion thereof on account of a default, the Security Deposit, or such remaining portion of the Security Deposit, shall be returned to Tenant, without interest, promptly following the termination of this Lease.

43. Estoppel Certificate. Tenant shall from time to time, within ten (10) days after Landlord's request or that of any mortgagee of Landlord, execute, acknowledge and deliver to Landlord a written instrument in recordable form, substantially in the form attached hereto as Exhibit H (the "Tenant Estoppel Certificate"), certifying (i) that this Lease is in full force and effect and has not been modified, supplemented or amended (or, if there have been modifications, supplements or amendments, that it is in full force and effect as modified, supplemented or amended, and stating such modifications, supplements and amendments); (ii) the dates to which Fixed Basic Rent and Additional Rent and any other charges arising hereunder have been paid; (iii) the amount of any prepaid rents or credits due Tenant, if any; (iv) if applicable, that Tenant has accepted possession and has entered into occupancy of the Premises, and certifying the Commencement Date; (v) whether or not, to the best of the Tenant's knowledge, all conditions under the Lease to be performed by Landlord prior thereto have been satisfied and whether or not Landlord is then in default in the performance of any covenant, agreement or condition contained in this Lease and specifying each, if any, unsatisfied condition and each, if any, default of which Tenant may have knowledge; and (vi) any other fact or condition related to the Lease or the Tenant reasonably requested. Any certification delivered pursuant to the provisions of this Section shall be intended to be relied upon by Landlord and any mortgagee or prospective mortgagee or purchaser of the Property or of any interest therein. Notwithstanding the foregoing, Tenant's failure to furnish the Tenant Estoppel Certificate within said ten (10) day period shall constitute an event of default under this Lease.

44. Landlord's Waiver. Upon Tenant's written request, Landlord agrees to execute landlord's waivers in conjunction with the financing of Tenant's fixtures, machinery, inventory and/or equipment in a commercially reasonable form satisfactory to Landlord, Tenant and Tenant's lender(s). Subject to the provisions of Section 28 of the Lease, Tenant shall have the right at all times to remove and/or replace any fixtures, machinery and/or equipment owned by Tenant.

45. Rights Reserved by Landlord. Landlord waives no rights, except those that may be specifically waived herein, and explicitly retains all other rights including, without limitation, the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim:

a) To change the name or street address of the Building upon sixty (60) days prior notice to Tenant;

b) The exclusive right to use the name of the Building for all purposes, except that Tenant may use the name on its business address and for no other purpose;

c) To install, affix and maintain any and all signs on the exterior and on the interior of the Building or the Property;

d) To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises and during the continuance of any of such work, to temporarily close doors, entry ways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of Common Facilities, all without affecting any of Tenant's obligations hereunder, so long as the Premises are reasonably accessible and usable;

e) To furnish door keys for the entry door(s) in the Premises on the Commencement Date and to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises. Tenant agrees to purchase only from Landlord additional duplicate keys as required, to change no locks, and not to affix locks on doors without the prior written consent of the Landlord. Upon the expiration of the Term or Tenant's right to possession, Tenant shall return all keys to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises;

f) To designate and approve all window coverings used in the Building;

g) To regulate delivery of supplies and the usage of the loading docks, receiving areas and freight elevators other than the Loading Ramp;

h) To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises;

i) To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building or on the Property. If Landlord elects to make

available to tenants in the Building any services or supplies, or arranges a master contract therefor, Tenant agrees to obtain its requirements, if any, therefor from Landlord or under any such contract, provided that the charges therefor are reasonably consistent with market rates;

j) To alter the layout, design and/or use of the Building in such manner as Landlord, in its sole discretion, deems appropriate, so long as the character of the Building as a first class office building is maintained; and,

k) The exclusive right to use or dispose of the use of the roof of the Building.

46. Miscellaneous.Entire Agreement. This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

b) **Modification.** This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. In addition, Tenant agrees to make such changes to this Lease as are required by any mortgagee, provided such changes do not substantially affect Tenant's rights and obligation under this Lease.

c) **Interpretation.** The masculine (or neuter) pronoun, singular number, shall include the masculine, feminine and neuter genders and the singular and plural number.

d) **Exhibits.** Each writing or plan referred to herein as being attached as an Exhibit or otherwise designated herein as an Exhibit hereto is hereby made a part of this Lease.

e) **Captions and Headings.** The captions and headings of sections, subsections and the table of contents herein are for convenience only and are not intended to indicate all of the subject matter in the text and they shall not be deemed to limit, construe, affect or alter the meaning of any provisions of this Lease and are not to be used in interpreting this Lease or for any other purpose in the event of any controversy.

f) **Severability.** If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

g) **Joint and Several Liability.** If two or more individuals, corporations, partnerships or other persons (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other persons to pay the Rent and perform all other obligations under this Lease shall be deemed to be joint and several, and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other persons shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other legal entity, the members of which are, by virtue of any applicable law or regulation, subject to personal liability, the liability of each such member shall be joint and several.

h) **No Representations by Landlord.** Landlord and Landlord's agents have made no representations, agreements, conditions, warranties, understandings or promises, either oral or written, other than as expressly set forth in this Lease, with respect to this Lease, the Premises, the Building, and/or the Property.

i) **Relationship of Parties.** This Lease shall not create any relationship between the parties other than that of Landlord and Tenant.

j) **Choice of Law.** The terms of this Lease shall be construed under the laws of the Commonwealth of Pennsylvania, and that exclusive jurisdiction and venue shall be in the Court of Common Pleas of the County in which the Property is located without regard to principles of choice or conflict of law; the personam jurisdiction to which each party submits.

k) **Time is of the Essence.** Time is of the essence in all provisions of this Lease.

47. Additional Definitions.

a) "Date of this Lease" or "date of this Lease" shall mean the date of acceptance and execution of this Lease by the Landlord, following execution and delivery thereof to Landlord by Tenant and that date shall be inserted in the space provided in the Preamble.

b) "Landlord" as used in this Lease includes the Landlord named above as well as its successors and assigns, each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this lease as Landlord. Any such person, whether or not named herein, shall have no liability hereunder after ceasing to hold title to the Property. Neither Landlord nor any principal of Landlord nor any owner of the Building or the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease, the Premises or the Property, and if Landlord is in breach or default with respect to Landlord's obligations under this Lease or otherwise, Tenant shall look solely to the equity of Landlord in the Premises for the satisfaction of Tenant's remedies.

c) "Tenant" as used in this Lease includes the Tenant named above as well as its heirs, successors and assigns, each of which shall be under the same obligations, liabilities and disabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this Lease as Tenant. Each and every person named above as Tenant shall be bound formally and severally by the terms, covenants and agreements contained herein. However, no such rights, privileges or powers shall inure to the benefit of any assignee of Tenant, immediate or remote, unless the assignment to such assignee is permitted or has been approved in writing by Landlord. Any notice required or permitted by the terms of this Lease may be given by or to any one of the persons named above as Tenant, and shall have the same force and effect as if given by or to all of them.

d) "Mortgage" and "Mortgagee" as used in this Lease includes any lien or encumbrance on the Premises, the Building or the Property or on any part of or interest in or appurtenance to any of the foregoing, including without limitation any ground rent or ground lease if Landlord's interest is or becomes a leasehold estate. The word "mortgagee" is used herein to include the holder of any mortgage, including any ground Landlord if Landlord's interest is or becomes a

leasehold estate. Wherever any right is given to a mortgagee, that right may be exercised on behalf of such mortgagee by any representative or servicing agent of such mortgagee.

e) "Person" as used in this Lease includes a natural person, a partnership, a corporation, an association, and any other form of business association or entity.

f) "Rent" or "rent" as used in this Lease shall mean all Fixed Basic Rent and Additional Rent and any other rent or other sums due under this Lease reserved under this Lease.

SECTION 29(b) HEREOF SETS FORTH A WARRANT OR AUTHORITY FOR AS ATTORNEY TO CONFESS JUDGMENT AGAINST TENANT. IN GRANTING THIS WARRANT OF ATTORNEY TO CONFESS JUDGMENT AGAINST TENANT, TENANT HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, AND (ON THE ADVICE OF THE SEPARATE COUNSEL OF TENANT, IF TENANT HAS USED COUNSEL IN REGARD TO ENTERING INTO THIS LEASE) UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TENANT HAS OR MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA.

48. Tenant's Right of First Offer.

a) Tenant shall have a right of first offer ("Right of Offer") to lease any additional space in the Building contiguous to the Premises containing up to two thousand (2,000) rentable square feet as shown on the attached Exhibit A which becomes available during Term ("Additional Space"). If the Additional Space has not been previously occupied by any tenant, Landlord shall not be required to provide Tenant with any notice of the availability of such space and shall be entitled to lease such space to any third party provided Tenant has not otherwise leased such space from Landlord. In the event such Additional Space becomes available during the Term after having been occupied by another Tenant, Landlord shall provide notice ("Notice of Availability") to Tenant that such Additional Space is available and the terms upon which Landlord is willing to lease such space to Tenant and Tenant shall have ten (10) business days in order to notify Landlord that it elects to exercise its rights hereunder and expand the Premises to include the Additional Space. The terms offered to Tenant shall be at a fair market rental rate. If Tenant disputes such rental rate offered by Landlord, then the Tenant shall be permitted to implement the appraisal process set forth in Subsection 48(b) below. If Tenant elects not to expand into such Additional Space or fails to accept or reject such Additional Space within the ten (10) business day period, then Landlord may proceed to lease such space to any third party. If Landlord elects to lease the Additional Space at a rental rate which is less than ninety percent (90%) of the rate originally quoted to Tenant, Landlord shall first re-offer the Additional Space to Tenant at the new offering rate in accordance with the terms of this Subsection 48(a). If Tenant does not exercise its right to lease the Additional Space and Landlord leases the Additional Space to a third-party tenant, then Tenant's right of first offer with respect to the Additional Space shall be terminated. In any case, if Tenant accepts the Additional Space, the Additional Space shall be added to the Premises by amendment to this Lease. All of the terms and conditions of this Lease will apply to any Additional Space leased by Tenant, except as otherwise provided in the Landlord's Notice of Availability and except as the rental rate may be different as determined in accordance with this Section 48 Landlord will have no liability to

Tenant if any tenant of the Additional Space wrongfully holds over. In the event such tenant wrongfully holds over, Landlord will attempt in good faith to cause such tenant to vacate the Additional Space.

b) Should Tenant dispute Landlord's determination of fair market rental rate, then the Tenant shall be free to, at the Tenant's sole cost and expense, employ the services of an appraiser familiar with office buildings located within the metropolitan Philadelphia, Pennsylvania area comparable to the Building, who shall be a member of MAI and who shall render an appraisal. If the Landlord and the Tenant's appraiser cannot agree on the fair rental value, then Landlord shall appoint an appraiser familiar with corporate office buildings within the metropolitan Philadelphia area. If the Landlord's appraiser and the Tenant's appraiser cannot agree on fair rental value, or in such case, agree on an independent appraiser acceptable to both, either party may request the American Arbitration Association to appoint such independent appraiser who shall be a member of MAI familiar with office buildings in the area of the Building who shall render an appraisal, and in such event the judgment of a majority of the three appraisers shall be final and binding upon the parties. The parties shall share equally in the cost of any such independent appraiser. Pending resolution of the issue of fair rental value, the Tenant shall pay the Landlord as of commencement of the Additional Space term, the Fixed Basic Rent as established by Landlord, subject to retroactive adjustment upon final determination of this issue.

49. Renewal Option. Tenant is hereby granted one (1) option to renew this Lease upon the following terms and conditions:

a) At the time of the exercise of the option to renew and at the time of the commencement of the term of said renewal, the Tenant shall not be in default beyond any applicable grace or cure period in accordance with the terms and provisions of this Lease.

b) Notice of the exercise of each option shall be sent to the Landlord in writing at least twelve (12) months before the expiration of the Term of this Lease.

c) The renewal term shall be for a period of three (3) years, to commence at the expiration of the Term of this Lease and all of the terms and conditions of this Lease, other than the Fixed Basic Rent and all initial construction obligations of Landlord, shall apply during such renewal term.

d) The annual Fixed Basic Rent to be paid during the renewal terms shall be calculated as follows:

Year of the Renewal Term	Rentable Square Feet	Rent Per Rentable Square Foot	Annual Fixed Basic Rent	Monthly Fixed Basic Rent
1	12,864	$25.50	$328,032.00	$27,336.00
2	12,864	$26.00	$334,464.00	$27,872.00
3	12,864	$26.50	$340,896.00	$28,408.00

IN WITNESS WHEREOF, and in consideration of the mutual entry into this Lease and for other good and valuable consideration, and intending to be legally bound, each party hereto has caused this agreement to be duly executed under seal.

Landlord:

Date Signed: 4/02/03

DEERFIELD CORPORATE CENTER I ASSOCIATES, L.P.
By: Deerfield Corporate Center I Associates GP, LLC, its general partner

By: Richard Heany
Name: RICHARD HEANY
Title: President

Tenant:

Date Signed: 3/28/03
Attest: [signature]
Name: M. Taylor Young

USA TECHNOLOGIES, INC.

By: [signature]
Name: George R. Jensen Jr.
Title: Chairman CEO